Exhibit 10.1

MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (this “Agreement”) is between Crown Electrokinetics Corp., a Delaware corporation (“Crown”), and BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”), and is effective as of March 25, 2022, 2022. Crown and Buyer are collectively referred to in this Agreement as the “Parties,” and each individually as a “Party.”

RECITALS

A. Crown is engaged in the design, production, sale, shipment, installation, and commissioning of units of the smart glass window film, DynamicTint™ (as further described herein, each a “Unit”, together the “Units”).

B. Crown and Buyer desire to enter into this Agreement to provide master terms and conditions under which, to the extent provided in agreed Purchase Orders (as defined below), Crown may agree to sell, and Buyer may agree to purchase, Units in order to retrofit certain windows at locations indicated in the Purchase Orders (the “Project”).

For and in consideration of the mutual promises, conditions and agreements contained herein, the sufficiency of which is hereby acknowledged, and the specifications and provisions set forth in any exhibits attached and hereby incorporated, the Parties mutually agree as follows:

1. Nature of the Agreement

1.1 Nature of the Agreement. This Agreement will be an agreement under which the Parties, or their affiliates, may enter into multiple specific transactions by executing a Purchase Order (“Purchase Order”) for Units, a form of which is attached hereto as Exhibit A. No Purchase Order will be binding on either Party unless it is executed and delivered by both Parties. When executed by the applicable Owner (as hereinafter defined), the Purchase Order shall become an addendum to this Agreement and shall be specific to the applicable Owner entering into such Purchase Order with respect to its Building (as hereinafter defined). “Owner” means the Owner of the Building as set forth on the applicable Purchase Order as it pertains to such Building. “Building” means the Building defined in the applicable Building Rider. Crown shall look solely to the applicable Owner executing the Purchase Order in any claims arising under this Agreement relating to such Building. No Owner shall have any responsibility for the liabilities of any other Owner under its Purchase Order or this Agreement. There shall be no joint and several liability between the Owners. Crown acknowledges and agrees that Buyer is entering into this Agreement solely on behalf of the Owner and shall have no liability whatsoever hereunder. Crown hereby releases Buyer, Owner, and all Owner Parties (as defined hereinafter) from any and all liability under this Agreement (or under any other theory under law or equity) and shall look solely to the applicable Owner, not on a joint and several basis. Crown acknowledges that the provisions of this Section were a material inducement to Buyer entering into this Agreement. No Owner shall have any right to amend or modify this Agreement without the written consent of Buyer, which consent shall be granted in its sole and absolute discretion. “Owner Parties” means, collectively, Brandywine Operating Partnership, L.P., Brandywine Realty Trust, Owner, any Affiliate, any holder of a deed of trust or mortgage against the Building, Building’s property manager, and their respective owners, directors, officers, managers, employees, agents, contractors, and subcontractors. No Party may terminate a Purchase Order executed and delivered by both Parties, except as set forth in Section 7.1 or as expressly set forth in such Purchase Order. If there is a conflict between the terms of a Purchase Order and the terms of this Agreement with respect to the specific Building, the terms of the Purchase Order shall control.

2. Delivery, Risk of Loss and Inspection

2.1 Risk of Loss and Title Transfer. Crown shall deliver all Units to the location specified as the point of destination in the Purchase Order (the “Point of Destination”). Crown shall bear title and risk of loss for each Unit until delivery of such Units at the Point of Destination and installation of the Units is completed and accepted by Owner.

2.2 Delivery and Installation of the Units. Crown shall make commercially reasonable efforts to deliver and install the Units in accordance with the forecasted schedule set forth in the applicable Purchase Order, but otherwise the forecasted schedule does not create any binding obligations on Crown. Crown shall provide at least 72 hours’ notice to Owner prior to delivery. All deliveries will be made on weekdays between 9 a.m. and 4 p.m. (excluding any federal holidays or holidays in the state where the Building is located), and, unless otherwise agreed to in writing, all services shall be performed in the same period. Delivery of the Units is only permitted to the Shipping Destination and consistent with any shipping instructions identified in the Purchase Order. The term “commercially reasonable efforts” when used in this Agreement or a Purchase Order means those reasonable, good faith efforts that a similarly-situated company within the industry of the applicable Party would normally use to accomplish a similar objective under similar circumstances, and do not require the Party to disregard its own business strategy and economic interests or to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement and are not out of reasonable proportion to the Party’s benefits under this Agreement.

2.3 Inspection and Acceptance or Rejection. Upon delivery at the Point of Destination, Owner or Owner’s Representative (as identified on a Purchase Order) shall inspect the Units within five business days after delivery (the “Inspection Period”), and either accept or, only if the Units do not fully conform to the specifications attached to the Purchase Order (the “Specifications”), reject the Units. Buyer will be deemed to have accepted the Units unless it rejects the Units within the Inspection Period, stating the reasons for the rejection including reasonable evidence of the failure of the Units to meet the Specifications. If Buyer rejects the Units in accordance with this Section 2.3, Crown shall at its expense, either (a) to promptly replace the Units that fail to meet the Specifications, and pay for all related expenses, including, but not limited to, transportation charges for the return of the damaged or defective Units and the delivery of replacement Units.

3. Purchase Price, Payment, Taxes, Payment Security, and Upgrade Option

3.1 Purchase Price. For all Units purchased by Buyer under the Purchase Order, Buyer shall pay to Crown the total purchase price amount set forth in the Purchase Order (the “Purchase Price”) in accordance with the payment terms set forth in this Article 3.

3.2 Payment Terms/Invoices. Crown shall enroll in Buyer’s electronic funds transfer payment program. Crown shall provide Buyer with the name and phone number for the Crown contact that will be receiving payments (“Company Billing Contact”) so that he/she may be reached by a representative of Brandywine Realty Trust to initiate completion of the ACH Method Authorization Form (“Owner’s ACH Form”). A Brandywine Realty Trust representative will call the Company Billing Contact who shall verbally verify the name and email of two (2) contacts authorized to sign the ACH form on behalf of Company (“Company Authorized Signers”). Thereafter, Owner will provide Crown with Owner’s ACH Form via DocuSign; Company shall complete Owner’s ACH Form via Docusign. Provided Owner has received a completed Owner’s ACH Form from Crown and Crown has verified its Company Authorized Signers as set forth herein, Owner will pay Crown via ACH following Owner’s receipt at brandywine@avidbill.com (or such Owner Invoice Address provided by Owner in writing) of a completed invoice(s) for the Services, no more frequently than monthly, which invoice(s) must specifically reference the Contract #, Vendor ID #, Building Entity #, Region ID #, and Building address (all of which information is on the first page of the Contract) and are limited to the Contract Amount. Upon execution of the applicable Purchase Order, Crown may invoice Buyer for 30% of the Purchase Price, in accordance with the terms of the Purchase Order. The remaining unpaid balance will be invoiced within seven days after successful inspection of the delivered and installed product. Any amount for which Crown properly invoices Buyer are payable by Buyer within 30 calendar days after Buyer receives Crown’s invoice (each a “Due Date”). Buyer shall make all payments in United States Dollars. Buyer shall make each payment in accordance with the payment instructions set forth in the invoice issued by Crown, without any set-off, withholding, deduction or reduction for any Transaction Taxes (as defined below). Buyer shall notify Crown in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within 30 calendar days after Buyer’s receipt of the invoice. Buyer will be deemed to have accepted all invoices for which Crown does not receive timely notification of dispute, and shall pay all undisputed amounts by the applicable Due Date.

3.3 Transaction Taxes. All prices set forth in the Purchase Order are exclusive of any taxes, including present and future state, county, city and district sales and use, transfer, goods and services, excise, gross receipts, business and occupation, withholding or similar taxes (collectively, “Transaction Taxes”), which are the sole responsibility and liability of Buyer. Each invoice that Crown issues to Buyer may also include, to the extent applicable, the amount of any Transaction Taxes for which Buyer will pay Crown for collection by Crown on behalf of any taxing authority. Notwithstanding the foregoing, Crown shall pay all personal property taxes, income taxes, withholding, and other taxes, assessments, and similar charges that are or may be assessed, levied, or imposed upon Crown or with respect to Crown’s employees

3.4 Lien Waivers. Upon Buyer’s request, Crown shall provide to Buyer (i) an executed conditional waiver of liens in the form attached as Appendix F-1 to the applicable Purchase Order, which will waive any liens with respect to the invoiced amount for the Units after such invoice (including any late fees and Transaction Taxes) has been paid in full by Buyer and (ii) an executed unconditional waiver of liens in the form attached as Appendix F-2 to the applicable Purchase Order, which shall waive all liens with respect to the Units once all invoices for such Units have been paid in full and payment has been received by Crown.

3.5 Buyer’s Upgrade Option. At Buyer’s option, after Crown releases new and upgraded versions of the Units previously sold to Buyer (the “Upgraded Units”), Crown and Buyer may enter into negotiations for Buyer to exchange the Units for the Upgraded Units. If Buyer exercises its option, Buyer and Crown shall endeavor to negotiate and agree upon commercial terms for an exchange agreement including, without limitation: (1) the price for the Upgraded Units; (2) any credit to the purchase price or other deduction applicable with respect to the Units purchased by Buyer under this Agreement; (3) charges for any removal and installation work associated with the upgrade; and (4) revisions to the terms and conditions of this Agreement, the Unit Technical Specifications, and Limited Warranty Terms and Conditions that will apply with respect to the Upgraded Units.

4. Force Majeure

4.1 Force Majeure. Notwithstanding anything herein to the contrary, and except for a Party’s payment obligations, neither Party shall be liable for loss, damage, or delay, nor be deemed in default for non-performance under the Purchase Order, if such failure has been caused by or has arisen out of a Force Majeure Event (as defined below). Either Party shall promptly notify the other Party in writing upon obtaining knowledge of any Force Majeure Event impacting such Party. If a Force Majeure Event adversely affects either Party’s ability to perform its obligations under the Purchase Order, the time for performance shall be extended by a period of time reasonably necessary to overcome such Force Majeure Event. “Force Majeure Event” means any cause or event beyond the reasonable control of a Party that was not due to the fault or negligence of such Party and that could not have been prevented or mitigated by the exercise of reasonable precautionary measures, including but not limited to the following to the extent meeting that standard: acts of God, extreme weather conditions, droughts, floods, hurricanes, earthquakes; fires, wildfires, or explosions; war (declared or undeclared), riots, civil disturbance, acts of terrorism, blockades, embargoes, or sanctions; industry-wide or regional strikes; unavailability of, or delays in, utilities or transportation that are themselves caused by a Force Majeure Event; arbitrary or unexpected acts or delays caused by any governmental authority; changes in applicable laws of the United States or any subdivision thereof; negligent or intentional actions or omissions of the other Party that affect the performance of the Party’s obligations under this Agreement; or Health or Safety Outbreaks (as defined herein). In no event will Force Majeure Event include any inability to make payments as required under the Purchase Order. “Health or Safety Outbreak” means any current or future pandemic, epidemic, public health and safety emergency, quarantine, or other infectious disease outbreak, in each case as declared by any governmental authority, that causes: (i) in the case of Buyer, a delay or disruption to Buyer’s ability to accept delivery of Units, and (ii) in the case of Crown, a disruption in production supply chains, transportation facilities or services, labor or other human resources, utility services, or other resources necessary for the production, delivery or storage of the Units that could not be overcome or mitigated by Buyer’s commercially reasonable efforts. For the avoidance of doubt, the Parties agree that COVID-19 is considered a Health or Safety Outbreak with respect to any Purchase Order, to the extent COVID-19 impacts a Party’s performance after the execution of a Purchase Order, and such impacts would not reasonably be expected to be anticipated by the claiming Party as of, the Purchase Order Effective Date.

5. Limited Warranties

5.1 Warranty terms and conditions for any Units that are purchased by Buyer pursuant to the Purchase Order shall include those warranty terms and conditions attached to the Purchase Order (the “Limited Warranties”). General Warranties. Crown warrants that all items covered by a Purchase Order conform to the blueprints, samples, drawings, plans, specifications and other descriptions (collectively, “Specifications”) furnished or specified by Buyer, and are merchantable, of good material and workmanship, and free from defect for the greater of: (i) the manufacturer’s warranty; (ii) the system warranty; or (iii) 1 year from completion of delivery and installation. If Specifications are furnished by Buyer and accepted by Crown, Crown further warrants that such Goods are fit for their intended purpose. Buyer and Buyer’s Representative, for itself and on behalf of Buyer, will have the benefit of all manufacturers’ warranties and guaranties, express or implied, issued on or applicable to the Goods. Crown authorizes Buyer, Buyer’s contractor(s), and Buyer’s Representative to obtain the customary services furnished in connection with such warranties and guaranties. Any Purchase Order incorporates by reference any and all representations, warranties (express or implied and whether oral or in writing), and other promises made by Crown prior to or at the time the Purchase Order is deemed accepted, including those contained in brochures, catalogues, advertisements, owner’s manuals, etc.

5.2 In addition to other warranties and guarantees required by this PO, Company shall, and hereby does, covenant, warrant, and guarantee that: (1) the Work will conform to the requirements of this P.O., including, without limitation, any performance standards that are part thereof; (2) all labor, equipment, materials, and other items of Work will be when installed new and free of liens, claims, and security interests; (3) without limitation to the other requirements of this warranty, all labor, installation, and workmanship will be performed in a good and workmanlike manner; and (4) all labor, materials, equipment, services, and work shall be free of defects for a period of 1 year from the date of Final Completion.

6. Indemnity and Limitation of Liability

6.1 Indemnity. Subject to the terms and conditions of this Agreement, including those set forth in the remainder of this Section 6, each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), arising out or resulting from any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law, in equity or otherwise, of a third party or a Party for:

(a)	any negligent act or omission of Indemnifying Party or its agents, employees, or subcontractors (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement;

(b)	any bodily injury, death of any person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party; or

(c)	any defect(s) in the materials, equipment, Units, or services furnished by Crown;

(d)	any failure by Indemnifying Party to comply with any applicable laws.

Notwithstanding anything to the contrary in this Agreement, this Section 6 does not apply to any claim (direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

6.2 Indemnification Procedure. When an Indemnifying Party is required to indemnify an Indemnified Party for a third party claim, the Indemnifying Party shall assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such Indemnified Party, whether or not the Indemnifying Party is joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party will be in charge of the defense and settlement of such claim; provided, however, that without relieving the Indemnifying Party of its obligations in the Purchase Order or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the associated fees and expenses (including attorneys’ fees and legal costs) shall be at the expense of such Indemnified Party. Notwithstanding the foregoing, if (a) the Indemnified Party has reasonably concluded, acting in good faith and on the advice of counsel, that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (b) the Indemnifying Party fails to contest the claim in good faith by appropriate proceedings within a reasonable time following written demand from the Indemnified Party, then the Indemnified Party may, upon written notice to the Indemnifying Party, assume control of the defense or settlement of the claim and to use its own counsel, the fees and expenses (including reasonable attorneys’ fees and legal costs) of which the Indemnifying Party to the Indemnified Party will pay or reimburse. No Indemnifying Party may settle any such claims or actions in a manner which would require any action or forbearance from action by any Indemnified Party or impose criminal liability on such Indemnified Party without the prior written consent of the Indemnified Party, which consent the Indemnified Party may not unreasonably withhold, condition or delay.

6.3 Removal of the Units. Buyer acknowledges that Crown supports a proactive approach to environmental responsibility by conserving natural resources and reducing the environmental footprint of products and services throughout their lifecycle. Buyer therefore agrees that Crown will be entitled to properly remove and manage the disposal and/or recycling of the Units in accordance with the terms of the Purchase Order.

6.4 CONSEQUENTIAL DAMAGES. EXCEPT IN RELATION TO A BREACH OR CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, A CLAIM RELATED TO A PARTIES GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, OR WITH RESPECT TO AMOUNTS FOR WHICH A PARTY IS ENTITLED TO INDEMNFICATION FOR THIRD PARTY CLAIMS UNDER THIS AGREEMENT, NEITHER ANY PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, COVER, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, OPPORTUNITY, REVENUE, GOODWILL, FINANCING, OR USE OF UNITS IN CONNECTION WITH OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PURCHASE ORDER, WHETHER SUCH LIABILITY ARISES IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, PRODUCT LIABILITY OR OTHERWISE, AND EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE, OR STRICT LIABILITY OF THE PERSON WHOSE LIABILITY IS LIMITED.

6.5 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO (A) DAMAGES ATTRIBUTABLE TO A PARTY’S ACTUAL FRAUD WITH RESPECT TO THE REPRESENTATIONS IN THIS AGREEMENT, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AND (B) AMOUNTS PAYABLE BY AN INDEMNIFIED PARTY TO THIRD PARTIES (OTHER THAN INDEMNIFIED PARTIES) PURSUANT TO A PARTY’S INDEMNITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY’S (OR SUCH PARTY’S AFFILIATES) AGGREGATE LIABILITY FOR ANY AND ALL DAMAGES (FOR ANY CAUSE WHATSOEVER, INCLUDING DELAY, BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PURCHASE ORDER EXCEED AN AGGREGATE AMOUNT EQUAL TO THE GREATER OF: (i) ONE HUNDRED PERCENT (100%) OF THE AGGREGATE PURCHASE PRICE UNDER THE PURCHASE ORDERS UNDER THIS AGREEMENT, OR (ii) WITH RESPECT TO CROWN, THE INSURANCE LIMITS REQUIRED UNDER THIS AGREEMENT; EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE, OR STRICT LIABILITY OF THE PERSON WHOSE LIABILITY IS LIMITED.

7. Term; Suspension and Termination

7.1 Mutual Termination Rights. Each Party may, upon written notice to the other Party, and in addition to any other rights and remedies provided hereunder, terminate a Purchase Order or this Agreement in the event of any of the following:

(a)	immediately, if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, or becomes subject to a bankruptcy, receivership, or similar proceedings; or

(b)	the other Party is in material breach of its obligations under the Purchase Order and the other Party fails to cure that material breach or, if the material breach is not a breach of the obligation to make payment under this Agreement, commence to cure that breach, in each case within thirty (30) days after receipt of notice thereof.

Buyer may terminate this Agreement with or without cause, and without penalty, at any time with 30 days’ written notice to Crown.

7.2 Survival. Article 3, and Article 5 through Article 8 shall survive termination or expiration of this Agreement. The expiration or termination of this Agreement shall not relieve the Parties from any liability arising from any breach of this Agreement prior to such expiration or termination.

8. Miscellaneous

8.1 Governing Law. The Purchase Order shall be governed by and construed in accordance with the laws of the state where the Building is located, without regard to its conflicts of laws provisions.

8.2 Dispute Resolution. In the event of a claim, dispute or other matter in question between Crown and Owner arising out of or relating to this Agreement or a Purchase Order, by written notice to the other, the parties may seek to resolve such claim or dispute by way of a meeting between a senior representative of both the Owner and Crown within 10 days of receipt of such written notice or such longer period of time as mutually agreed to in writing by the parties. If possible, a senior representative will be an employee or office of Crown and Owner that is senior to the day-to-day representative of Crown and Owner (each a “Senior Representative”). The Owner and Crown will in good faith attempt to resolve such claim or dispute within 30 days. If a Senior Representative of either Owner or Crown declares an impasse between the parties with regard to such claim or dispute, then the parties will resolve such claim or dispute by mediation as set forth in subsection (l) below.

8.3 Any claim, dispute or other matter in question arising out of or relating to this Agreement will be subject to mediation as a condition precedent to the initiation of legal or equitable proceedings in court by either party. Crown will continue performing the Services required of it under this Agreement while any claim, dispute or other matter arising out of or relating to this Agreement is resolved. A mediation will be conducted by a mediator selected by agreement of the parties. In the event that the parties cannot agree on a mediator, the mediation which, unless the parties mutually agree otherwise, will be conducted in accordance with the Construction Industry Mediation Rules of the American Arbitration Association (“AAA”) currently in effect. The parties will share the mediator’s fee and any filing fees equally. The service of the Demand for Mediation shall stay the running of any applicable statute of limitations regarding the dispute until 75 days after the parties agree that the mediation is concluded or the mediator declares an impasse. The mediation will be held in the place where the Building is located, unless another location is mutually agreed upon. Claims, disputes and other matters in question between Crown and Owner arising out of or in connection with the Services and not resolved by mediation shall be resolved by litigation pursuant to Section 24(n) below unless Owner, at its sole option, advises Crown in writing prior to the institution of litigation with respect to a claim or dispute, or within thirty (30) days after either party has instituted litigation with respect to the claim or dispute that Owner elects to have the claim or dispute resolved by arbitration. In such event, Crown shall be bound by Owner’s election and any litigation filed shall be stayed by stipulation of the parties pending the conclusion of the arbitration proceedings. The arbitration proceedings shall be conducted pursuant to the Construction Industry Arbitration Rules issued by the American Arbitration Association then in effect. The prevailing party in any litigation or arbitration will be entitled to recover from the non-prevailing party all reasonable costs incurred filing costs, attorneys’ fees, and other related expenses.

8.4 To the extent that any of Owner’s claims against Crown are insured claims, Crown will cause its applicable insurance carrier to attend and participate, in good faith, in the processes set forth in subsections (k) and (l) above and the settlement discussions required thereunder.

8.5 TO THE EXTENT PERMITTED BY APPLICABLE LAW, OWNER AND CROWN HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT OR THE RELATIONSHIP OF THE PARTIES. ANY AND ALL CLAIMS, DISPUTES, AND OTHER MATTERS IN QUESTION NOT RESOLVED BY MEDIATION OR ARBITRATION PURSUANT TO SECTIONS 24(l) ABOVE WILL BE RESOLVED BY THE INITIATION OF NON-JURY LEGAL PROCEEDINGS. OWNER AND CROWN EACH CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LCOATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED. IN CONNECTION WITH ANY CLAIM ARISING OUT OF THIS CONTRACT, OWNER OR CROWN, WHICHEVER IS THE PREVAILING PARTY IS ENTITLED TO RECOVER FROM THE OTHER PARTY ALL REASONABLE COST AND EXPENSES INCURRED BY THE PREVAILING PARTY.

8.6 Confidentiality.

(a)	Crown and Buyer agree to keep confidential (a) the terms and provisions of this Agreement, (b) all information about the other Party’s business plans and (c) all information supplied by either Party to the other Party hereunder or in connection herewith which is marked as “proprietary” or “confidential” (the “Confidential Information”). The Parties will grant access to such documentation and information only to the Parties’ respective employees and authorized contractors, subcontractors, Affiliates and agents whose access is necessary to fulfill the terms of this Agreement, who shall be bound by confidentiality obligations at least as restrictive as those set out in this Section 8.3. In addition, the Parties shall have no obligation with respect to any such documentation or information which (i) is or becomes publicly known through no act of the receiving Party, (ii) is approved for release by written authorization of the disclosing Party, (iii) is required to be disclosed by judicial, administrative, regulatory process, or the rules of any exchange upon which the securities in the Party are listed (including customary disclosures in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental authorities) only to the extent that disclosure is mandated by the foregoing legal and judicial requirements, or (iv) has been rightfully furnished to the receiving Party without any restriction on use or disclosure and not in violation of the rights of the other Party. In addition, Crown may disclose information to potential providers of insurance related to the Units, provided, however, that such disclosures shall be subject to the agreement of such Persons to keep such information confidential pursuant to the terms of this Section 8.3.

(b)	Neither Party will issue or make any public announcement (including via social media or conference presentations), news release, press release or statement regarding this Agreement if such announcement would use any name, trade name, service mark, logo or trademark, whether registered or not, of the other Party or their Affiliates in any promotional or advertising material, without the other Party’s prior written approval. Provided that Crown does not disclose such information, without the prior approval or consent of Buyer, and notwithstanding anything in this Agreement to the contrary, Crown may advertise and promote its involvement with the Project and may make public statements and release marketing materials discussing the business outcomes and business benefits to Buyer.

8.7 Intellectual Property. All patents and patent rights, trademarks and trademark rights, trade names, trade name rights, service marks and service mark rights, service names and service name rights, domain names, inventions, copyrights and copyright rights and all pending applications for and registrations of patents, trademarks, service marks and copyrights, industrial designs and any registrations and applications therefore throughout the world, any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, proprietary information, technical data, improvements, documentation (including Unit Technical Specifications), manufacturing and production processes and techniques, and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (collectively, the “Intellectual Property”) relating to the Units are, as between the Parties, the sole property of Crown and Crown’s Confidential Information. Subject to the terms and conditions hereof, Crown hereby grants and delivers to Buyer, an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive right and license to use any Intellectual Property, with respect to the Units (but only in connection with the Units), for so long as any of Buyer (or its successors and assigns) has any rights to operate the Units (the “License”), in each case solely in connection with the use, completion, repair, servicing, updating, maintenance or operation of the Units, but for no other purpose. Buyer agrees that it will not, and will not permit or enable others to reverse engineer, decompile, modify or otherwise use the Units for a purpose other than their intended use. All software provided hereunder shall be subject to the terms and conditions of a separate license agreement to be agreed to between the Parties. Crown grants no licenses or rights to use Intellectual Property other than as expressly set forth herein.

8.8 Insurance. Crown shall maintains, at Crown’s expense, a policy of commercial general liability insurance, from financially sound and reputable insurance company, with a broad form contractual liability endorsement and with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Crown. Crown’s insurance shall name as Additional Insured: Owner, Brandywine Realty Trust, and Brandywine Operating Partnership, L.P. All insurance is on an “occurrence form”. Upon Buyer’s request, Crown shall provide a copy of the insurance certificate(s).

8.9 Subcontractors. Crown may engage subcontractors and suppliers in respect of the performance of any of its obligations under the Agreement, including its affiliates.

8.10 Assignment. No Party may assign its rights under this Agreement or a Purchase Order in whole or in part, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.

8.11 Entire Agreement. This Agreement, the Purchase Orders, and any exhibits and attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings and may only be changed by a written amendment executed by both Parties.

8.12 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.13 Interpretation. As used in this Agreement: (a) the singular number shall include the plural, and vice versa; (b) where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; (c) the words “herein,” “hereunder” and “hereof” refer to this Agreement, taken as a whole, and not to any particular provision; (d) “including” means “including without limitation,” and other forms of the verb “to include” are to be interpreted similarly; (e) all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made; and (f) reference to any applicable law shall mean any such applicable law as amended through the date as of which such reference is made and shall include any rules or regulations promulgated in connection therewith.

8.14 Waiver. Unless a specific time limitation is specified, no delay or omission by either Party to exercise any right or remedy under this Agreement shall be construed to be either acquiescence or the waiver of the ability to exercise any right or remedy in the future.

8.15 No Third Party Rights. Nothing in this Agreement shall be construed as creating or giving rise to any rights in third parties, persons, or entities other than the named Parties to this Agreement and such Affiliates of Buyer that join through execution of a Purchase Order.

8.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The Parties agree that the delivery of this Agreement may be affected by means of an exchange of emailed signatures.

[The remainder of this page has been intentionally left blank.]

Buyer and Crown are executing this Master Supply Agreement effective as of the date set forth above.

BUYER:

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	/s/ Ronald J. Becker
Name:	Ronald J. Becker
Title:	SVP Operations & Sustainability

CROWN:

Crown Electrokinetics Corp.

By:	/s/ Douglas Croxall
Name:	Douglas Croxall
Title:	CEO